Exhibit 99(h)(5)

November [  ], 2025

First Eagle Funds
1345 Avenue of the Americas
New York, NY 10105

Re: Expense Limitations for each of the First Eagle Rising Dividend Fund, First Eagle Small Cap Opportunity Fund, First Eagle U.S. Smid Cap Opportunity Fund, First Eagle Global Real Assets Fund, First Eagle High Yield Municipal Fund, First Eagle Short Duration High Yield Municipal Fund and First Eagle Core Plus Municipal Fund (each, a “Fund”)

Dear First Eagle Funds:

First Eagle Investment Management, LLC (the “Investment Adviser”) and First Eagle Funds (the “Trust”), on behalf of each Fund, hereby confirm their agreement as follows:

Effective March 1, 2025 (and upon effectiveness solely with respect to First Eagle Core Plus Municipal Fund (expected on or about November 19, 2025)), and until the date noted on Schedule A attached hereto (the “Limitation Period”), the Investment Adviser agrees to waive fees and/or reimburse annual operating expenses (excluding interest charges on any borrowings, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, dividend and other expenses relating to short sales, and extraordinary expenses, if any) (“Operating Expenses”) of each Fund’s respective Classes noted on Schedule A (each a “Class”) so that the Operating Expenses of each Fund’s respective Classes are limited to the respective rate per annum, as noted on Schedule A, of that Class’ average daily net assets (each, an “Expense Limitation”). Commitment fees relating to borrowings are treated as interest for purposes of this section, as are interest and related charges and expense associated with operation of the tender option bond trusts to be sponsored by First Eagle High Yield Municipal Fund, First Eagle Short Duration High Yield Municipal Fund and/or First Eagle Core Plus Municipal Fund and the issuance of the “inverse floater” securities to those Funds by said trusts.

Each Fund agrees to repay the Investment Adviser out of assets attributable to its respective Class noted on Schedule A for any fees waived by the Investment Adviser under an Expense Limitation or any Operating Expenses the Investment Adviser reimburses in excess of an Expense Limitation, provided that the repayment does not cause that Class’ Operating Expenses to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time a Fund repays the Investment Adviser, whichever is lower. Any such repayment must be made within three years after the year in which the Investment Adviser incurred the expense.

The Investment Adviser understands that it shall look only to the assets attributable to the respective Class of a Fund for performance of this Agreement and for payment of any claim the Investment Adviser may have hereunder, and neither any other series of the Trust or Class of a Fund, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and is to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same.

FIRST EAGLE FUNDS,

on behalf of each of the

First Eagle Rising Dividend Fund, First Eagle Small Cap Opportunity Fund, First Eagle U.S. Smid Cap Opportunity Fund, First Eagle Global Real Assets Fund, First Eagle High Yield Municipal Fund, First Eagle Short Duration High Yield Municipal Fund and First Eagle Core Plus Municipal Fund, individually and not jointly

By:
Name: Mehdi Mahmud
Title: President

Agreed and Acknowledged:

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:
Name: Mehdi Mahmud
Title: President and Chief Executive Officer

2

SCHEDULE A

Fund	Class	Limitation Period	Expense Limitation
Rising Dividend Fund	A	February 28, 2026	0.90%
	C	February 28, 2026	1.65%
	I	February 28, 2026	0.65%
	R6	February 28, 2026	0.65%
Small Cap Opportunity Fund	A	February 28, 2026	1.25%
	C	February 28, 2026	2.00%
	I	February 28, 2026	1.00%
	R6	February 28, 2026	1.00%
U.S. Smid Cap Opportunity Fund	A	February 28, 2026	1.20%
	I	February 28, 2026	0.95%
	R6	February 28, 2026	0.95%
Global Real Assets Fund	A	February 28, 2026	1.10%
	I	February 28, 2026	0.85%
	R6	February 28, 2026	0.85%
First Eagle High Yield Municipal Fund	A	February 28, 2026	0.85%
	C	February 28, 2026	1.60%
	I	February 28, 2026	0.60%
	R6	February 28, 2026	0.60%
A-1

Short Duration High Yield Municipal Fund	A	February 28, 2026	0.85%
	C	February 28, 2026	1.60%
	I	February 28, 2026	0.60%
	R6	February 28, 2026	0.60%
Core Plus Municipal Fund	A	February 28, 2027	0.50%
	C	February 28, 2027	1.25%
	I	February 28, 2027	0.25%
A-2